SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 31, 2002

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

LCA-Vision Inc. issued a press release announcing that all 6,531,526 recently registered shares of LCA-Vision common stock currently held by Summit Autonomous Inc., a subsidiary of ALCON Holdings Inc., have been acquired at a price of 75 cents per share.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1 Press Release dated January 31, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: January 31, 2002	By: /s/Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
LCA-Vision, Inc.	Lippert/Heilshorn & Associates, Inc.
Stephen N. Joffe, Chairman and CEO	Bruce Voss (bvoss@lhai.com)
Alan H. Buckey, CFO	(310) 691-7100
(513) 792-9292	Kim Sutton Golodetz (kgolodetz@lhai.com)
www.lasikplus.com	(212) 838-3777
www.lhai.com

FOR IMMEDIATE RELEASE

LCA-VISION, COMPANY MANAGEMENT, AND DIRECTORS

PURCHASE ALL 6.5 MILLION SHARES HELD BY ALCON HOLDINGS INC.

CINCINNATI (January 31, 2002) - LCA-Vision Inc. (NASDAQ NM: LCAV), a leading provider of value-priced laser vision correction services across the U.S., announced that all 6,531,526 recently registered shares of LCA-Vision common stock currently held by Summit Autonomous Inc., a subsidiary of ALCON Holdings Inc., have been acquired at a price of 75 cents per share. The transaction will be split equally between the Company share repurchase program and members of LCA-Vision's senior management and Board of Directors. The Company financed none of the shares acquired by LCA-Vision management and directors.

"This significant transaction demonstrates our personal and corporate commitment to this industry," commented Stephen Joffe, Chairman and CEO of LCA-Vision. Joffe commented further, "We are pleased to conclude this transaction as we believe it will enhance shareholder value."

Including this transaction, LCA-Vision has now repurchased 4,457,883 shares of the five million shares previously authorized by the Board of Directors. The average price paid under this repurchase program is $1.13.

LCA-Vision owns and operates 31 LasikPlus laser vision correction facilities in the U.S., plus two centers in Canada and a joint venture in Europe.

For additional information, please visit the Company's Website at at www.LasikPlus.com.

This news release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition, pricing, procedure demand, marketplace acceptance, patient outcomes, different healing results, unforeseen fluctuations in operating results, general economic conditions, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

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